Exhibit 99.1

U.S. Court Confirms Autoliv
Supplier Verdict

(Stockholm, September 25, 2007) - - - Autoliv has received notice that the United States Court of Appeals for the Federal Circuit would not reconsider the decision previously entered against Autoliv ASP, Inc., a subsidiary of Autoliv Inc. – the worldwide leader in automotive safety systems. The judgment requires Autoliv ASP to pay damages and interest to a former supplier. The aggregate amount could total approximately $36 million depending on the court’s calculation of post-judgment interest, which has not yet been made.

As previously disclosed, Autoliv increased its provision for legal disputes by $30 million during the second quarter of 2007. The provision, as increased, is expected to cover the total judgment amount.

As previously disclosed, a former supplier sued Autoliv ASP in 1999. The law suit relates to certain commercial agreements dating back to 1995. In December 2003, the district court awarded the supplier approximately $27 million in damages plus $7 million in pre-judgment interest. In 2004, in connection with the proceedings in the supplier’s bankruptcy proceeding, it was revealed that the supplier’s account data, upon which the damages were in part based, contained errors and misrepresentations. On that basis, Autoliv appealed the lower court’s judgment and the supplier cross-appealed the calculation of the pre-judgement interest. On July 16, 2007, Autoliv received notice that the Court of Appeals for the Federal Circuit had on July 11, 2007 affirmed the judgment of the lower court. Autoliv filed a motion for reconsideration which was denied by the Court of Appeals for the Federal Circuit.

Inquiries:
Mats Ödman, VP Corporate Communications, Autoliv, Inc., Phone +46 8 587 20 623
Ray Pekar, Director Investor Relations and Business Development, Autoliv, Inc., Phone: +1 248 475 0427